EXHIBIT 3.01

ARTICLES OF INCORPORATION
OF CARACO PHARMACEUTICAL LABORATORIES, LTD.
(a compilation of the current articles in effect as of October 26, 2009)

The corporation identification number (CID) assigned by the Bureau is 345-364.

ARTICLE I

The name of the corporation (the “Corporation”) is Caraco Pharmaceutical Laboratories, Ltd.

ARTICLE II

The purpose or purposes for which the Corporation is formed is to engage in any activity within the purposes for which corporations may be organized under the Business Corporation Act of Michigan, as amended (the “Act”).

ARTICLE III

1.	The total authorized capital stock is:

Common shares	50,000,000

Preferred shares	15,000,000

2.           A statement of all or any of the relative rights, preferences and limitations of the shares of each class is as follows:

(a)           Common Shares.  Each common share (“Common Share”) shall entitle the holder of record thereof to one vote at all meetings of the Corporation’s shareholders, except meetings at which only holders of another specified class or series of capital stock are entitled to vote. Subject to any preference rights with respect to the payment of dividends attaching to the Preferred Shares or any series thereof, the holders of Common Shares shall be entitled to receive, as and when declared by the Board, dividends that may be paid in money, property or by the issuance of fully paid capital stock of the Corporation. In the event of a liquidation, dissolution or winding up of the Corporation or other distribution of the Corporation’s assets among shareholders for the purpose of winding up the Corporation’s affairs, whether voluntary or involuntary, and subject to the rights, privileges, conditions and restrictions attaching to the Preferred Shares (as defined herein) or any series thereof, the Common Shares shall entitle the holders thereof to receive the Corporation’s remaining assets following payment and satisfaction of all of the Corporation’s liabilities as contemplated by the Act.

(b)           Preferred Shares.  The Board of Directors (the “Board”) is hereby authorized, subject to any limitations prescribed by law or these Amended and Restated Articles of Incorporation, to provide for the issuance of preferred shares (“Preferred Shares”) from time to time in one or more series, each such series to have such distinctive designation or title, powers, prefences, dividend rates and rights as may be fixed by the Board of Directors prior to the issuance of any shares thereof.

ARTICLE IV

1.           The address of the current registered office is:  30600 Telegraph Road, Bingham Farms, Michigan 48025.

2.           The name of the current resident agent is:  CT Corp.

ARTICLE V

When a compromise or arrangement or a plan of reorganization of the Corporation is proposed between the Corporation and its creditors or any class of them or between the Corporation and its shareholders or any class of them, a court of equity jurisdiction within the state, on application of the Corporation or of a creditor or shareholder thereof, or on application of a receiver appointed for the Corporation, may order a meeting of the creditors or class of creditors or of the shareholders or class of shareholders to be affected by the proposed compromise or arrangement or reorganization, to be summoned in such manner as the court directs. If a majority in number representing 3/4 in value of the creditors or class of creditors or of the shareholders or class of shareholders to be affected by the proposed compromise or arrangement or a reorganization, agree to a compromise or arrangement or a reorganization of the Corporation as a consequence of the compromise or arrangement, the compromise or arrangement and the reorganization, if sanctioned by the court to which the application has been made, shall be binding on all the creditors or class of creditors, or on all the shareholders or class of shareholders and also on the Corporation.

ARTICLE VI

1.             (a)           The number of directors of the Corporation shall be determined by and provided for in the manner set forth in the Bylaws of the Corporation.

(b)           Subject to the rights of the holders of any series of Preferred shares then outstanding, the directors shall be classified, with respect to the time for which they severally hold office, into three (3) classes, as nearly equal in number as reasonably possible, with the term of office of the first class to expire initially at the 1995 annual meeting of shareholders, the term of office of the second class to expire initially at the 1996 annual meeting of shareholders and the term of office of the third class to expire initially at the 1997 annual meeting of shareholders, and with the directors of each class to hold office until their successors are duly elected and qualified. At each annual meeting of shareholders following such classification and election, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of shareholders after their election.

2.           Advance notice of nominations for the election of directors, other than by the Board or a committee thereof, shall be given in the manner provided in the Bylaws.

3.           All elections of directors by shareholders shall be determined by a vote of a majority of the shares present in person or represented by proxy and voting on such elections.

4.           Subject to the rights of the holders of any series of Preferred Shares then outstanding, newly created directorships resulting from any increase in the authorized number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled only by a majority vote of the remaining directors then in office though less than a quorum, and/or by a vote to ratify or elect by a majority of the shares present in person or represented by proxy and voting on such ratification or election, and directors so chosen shall hold office for a term expiring at the annual meeting of shareholders at which the term of office of the class to which they have been elected expires or until their successors have been duly elected and qualified. No decrease in the number of directors constituting the Board shall shorten the term of any incumbent director.

5.           Subject to the rights of the holders of any series of Preferred Shares then outstanding, any director, or the entire Board, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class at a duly convened meeting of the shareholders.

6.           Elections of the Corporation’s directors need not be by written ballot unless the Corporation’s Bylaws shall so provide.

ARTICLE VII

The Corporation is to have perpetual existence; provided, however, that the Corporation may be dissolved in accordance with the applicable provisions of the Act.

ARTICLE VIII

The private property or assets of the shareholders of the Corporation shall not, to any extent whatsoever, be subject to the payment of liabilities of the Corporation.

ARTICLE IX

The provisions for the regulation of the Corporation’s internal affairs are to be stated in the Corporation’s Bylaws, as the same may be amended from time to time.

ARTICLE X

1.           In addition to the rights, powers, privileges and discretionary authority expressly conferred by statute upon the Board, the Board is hereby authorized and empowered to adopt, amend and repeal the Bylaws of the Corporation and to exercise any and all powers and privileges and to do any and all acts and things as may at any time or from time to time be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes of the State of Michigan, of these Amended and Restated Articles of Incorporation, and of any Bylaws of the Corporation from time to time adopted; provided, however, that no Bylaw so adopted shall serve to invalidate any prior action of the Board which would have been valid if such Bylaw had not been adopted.

2.           Any adoption, amendment or repeal of the Corporation’s Bylaws shall be effected in the manner provided in the Bylaws.

ARTICLE XI

The Corporation’s books may be kept within or outside the State of Michigan as may be designated from time to time by the Board.

ARTICLE XII

The Board, when evaluating any offer of another party, (i) to make a tender or exchange offer for any voting capital stock of the Corporation, or (ii) to effect a Business Combination, as that term is defined in Chapter 7A of the Act, is, in connection with the exercise of its judgment in determining what is in the best interests of the Corporation as a whole, authorized to give due consideration to such factors as the Board determines to be relevant, including, without limitation:

(a)           the interests of the Corporation’s shareholders;

(b)           whether the proposed transaction might violate federal or state laws, rules or regulations;

(c)           not only the consideration being offered in the proposed transaction (in relation to the then current market price for the Corporation’s capital stock) but also the market price for the Corporation’s capital stock over a period of years, the estimated price that might be achieved in a negotiated sale of the Corporation’s assets as a whole or in part or through orderly liquidation, the premiums over market price which would be paid for the securities of other corporations in similar transactions, current political, economic and other factors bearing on securities prices, and the Corporation’s financial condition, employment practices and policies and future prospects; and

(d)           the social, legal and economic effects upon employees, suppliers, customers and others having similar relationships with the Corporation, and the communities in which the Corporation conducts its business.

In connection with any such evaluation, the Board is authorized to conduct such investigations and to engage in such legal proceedings as the Board may determine.

ARTICLE XIII

1.           Notwithstanding any provision in these Amended and Restated Articles of Incorporation or the Corporation’s Bylaws, or any provision of law which might otherwise require a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the Corporation’s capital stock required by these Amended and Restated Articles of Incorporation or by law, the affirmative vote of the holders of at least 66-2/3% of the voting power of all the then-outstanding shares of the Corporation’s capital stock entitled to vote generally in the election of directors, voting together as a single class, shall be required (i) to change any powers, preferences or rights with respect to any class or series of shares of the Corporation, including but not limited to reducing the amounts payable thereon upon liquidation of the Corporation or diminishing or eliminating any voting rights pertaining thereto, or (ii) to amend or repeal, or to adopt any provision inconsistent with, this Article XIII, Article VI or Chapter 7B of the Act.

2.           Notwithstanding any other provisions of these Amended and Restated Articles of Incorporation or the Corporation’s Bylaws (and. notwithstanding the fact that a lesser percentage or separate class vote may be specified by law, these Amended and Restated Articles of Incorporation or the Corporation’s Bylaws), the following vote shall be required to amend or repeal, or adopt any provision inconsistent with Chapter 7A of the Act:  (i) the affirmative votes of holders of at least 90% of the voting power of all outstanding capital stock voting together as a single class; and (ii) the affirmative vote (excluding votes cast by the Interested Shareholder or its Affiliate or Associate, as defined in Chapter 7A of the Act, who is, or whose Affiliate is, a party to the business combination being voted upon) of the holders of at least 66-2/3% of the voting power of all capital stock.

3.           In addition to the vote requirements specified in paragraphs 1 and 2 of this Article XIII, the affirmative vote of at least 66-2/3% of the voting power of all of the then-outstanding shares of the Corporation’s capital stock entitled to vote generally in the election of directors, other than such capital stock of which an Interested Shareholder, as that term is defined in Chapter 7A of the Act, is the beneficial owner, voting together as a single class, shall be required to amend, repeal or adopt any provision inconsistent with Article XII hereof.

ARTICLE XIV

1.           The Corporation shall not purchase, directly or indirectly, at a price above the Market Price (as hereinafter defined), any shares of any class, now or hereafter authorized, of the Corporation’s capital stock from any Selling Shareholder (as hereinafter defined) or any Affiliate or Associate (as hereinafter defined) of a Selling Shareholder, unless such purchase has been approved in advance by an affirmative vote of the holders of at least a majority of the voting power of all of the outstanding shares of capital stock of the Corporation held by shareholders other than the Selling Shareholder or any Affiliate or Associate of the Selling Shareholder who is, or whose Affiliate is, a party to the transaction described in this Section 1 being voted upon, voting together as a single class. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or any agreement with any national securities exchange, or otherwise, but no such affirmative vote shall be required with respect to any purchase or other acquisition of securities made as part of a tender or exchange offer by the Corporation to purchase securities of the same class made on the same terms to all holders of such securities and complying with the applicable requirements of the Securities Exchange Act of 1934, as amended (the “1934 Act”) and the rules and regulations thereunder as then in effect.

2.           For purposes of this Article XIV:

(a)           “Selling Shareholder” shall mean any Person (other than the Corporation or any Subsidiary (as hereinafter defined)) who or which proposes to sell to, or cause to be acquired by, the Corporation all or any portion of the capital stock of the Corporation then beneficially owned, directly or indirectly, by such Person and who or which:

(i)	is the beneficial owner, directly or indirectly, of 3% or more of the class of capital stock to be acquired; or

(ii)
is an Affiliate of the Corporation and at any time within the two year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 3% or more of the class of capital stock to be acquired; or

(iii)
is an assignee or has otherwise succeeded to any shares of the class of securities to be acquired which were at any time within the two-year period immediately prior to the date in question beneficially owned by a Selling Shareholder, if such assignment or succession shall have occurred in the course of a transaction or transactions not involving a public offering within the meaning of the Securities Act of 1933, as amended.

(b)           “Person” shall mean any individual, firm, corporation or other entity and shall include any group comprising any Person with whom such Person or any Affiliate or Associate of such Person has any agreement, arrangement or understanding, directly or indirectly, for the purpose of acquiring, holding, voting or disposing of the Corporation’s capital stock.

(c)           A Person shall be a “beneficial owner” or shall “beneficially own” any security:

(i)
which such Person or any of its Affiliates or Associates beneficially owns, directly or indirectly, within the meaning of Rule 13d-3 of the General Rules and Regulations under the 1934 Act, as in effect on the effective date of these Amended and Restated Articles of Incorporation; or

(ii)
which such Person or any of its Affiliates or Associates has (a) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (b) the right to vote pursuant to any agreement, arrangement or understanding; or

(iii)
which are beneficially owned, directly or indirectly, by any other Person with which such Person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any Shares.

(d)           “Market Price” shall mean the average closing sale price during the 30-day period immediately preceding the date in question of a share of the Corporation’s capital stock on the principal United States securities exchange registered under the 1934 Act on which such stock is listed, or, if such stock is not listed on any such exchange, the average closing bid quotation with respect to a share of such stock during the 30-day period immediately preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any comparable system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined in good faith by a majority of the directors.

(e)           An “Affiliate” of a specified person, is a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified.  The term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting capital stock, by contract, or otherwise.

(f)           The term “Associate” means (i) any corporation or organization (other than the Corporation or a Subsidiary) of which such person is an officer or partner or is directly or indirectly, the beneficial owner of ten percent (10%) or more of any class of capital stock, (ii) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity, and (iii) any relative or spouse of such person, or any relative of such spouse, who has the same residence as such person or who is a director or officer of the Corporation or a Subsidiary.

(g)           Nothing contained in this Article XIV shall be construed to relieve any Selling Shareholder or any other Person from any fiduciary obligation imposed by law.

(h)           The Board shall have the power and duty to construe and interpret this Article XIV, including, without limitation (i) whether a Person is a Selling Shareholder, (ii) whether a Person is an Affiliate or Associate of another, (iii) whether Section 1 of this Article XV is or has become applicable in respect of a proposed transaction, (iv) what the Market Price is and whether a price is above Market Price, and (v) when or whether a purchase or agreement to purchase any share or shares of any of the capital stock of the Corporation has occurred and when or whether a Person has become a beneficial owner of any of the Corporation’s securities.

(i)           “Subsidiary” means any corporation of which a majority of each class of voting capital stock is owned, directly or indirectly, by the Corporation.

(j)           Notwithstanding any other provision of these Amended and Restated Articles of Incorporation or the Corporation’s Bylaws (and notwithstanding the fact that a lesser percentage or separate class vote may be specified by law, these Amended and Restated Articles of Incorporation or the Corporation’s Bylaws), the affirmative vote (excluding votes cast by the Selling Shareholder or its Affiliate or Associate who is, or whose Associate or Affiliate is, a party to the transaction described in Section 1 of this Article XV being voted upon) of the holders of at least 66-2/3% of the voting power of all outstanding capital stock, voting together as a single class, shall be required to amend, repeal or adopt any provision inconsistent with this Article XIV.

3.           In the event that a purchase of shares of any capital stock by the Corporation is subject to and governed by paragraph 1 of this Article XIV and such capital stock is listed on a national securities exchange, the purchase of such capital stock, in addition to satisfying all other requirements of this Article XIV, shall be made on the open market and not as the result of a privately negotiated transaction.

ARTICLE XV

A director of the Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the. Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for a violation of section 551(1) of the Act, (iv) for any transaction from which the director derived an improper personal benefit, or (v) for any act or omission occurring prior to the effective date of this Article XV.  If the Act hereafter is amended to further eliminate or limit the liability of a director, then a director of the Corporation, in addition to the circumstances in which a director is not personally liable as set forth in the immediately preceding sentence, shall not be liable to the fullest extent permitted by the Act, so amended. For purposes of this Article XV, “fiduciary duty as a director” shall include, but not be limited to, any fiduciary duty arising out of serving at the request of the Corporation as a director of another corporation, partnership, joint venture, trust or other enterprise, and “personal liability to the Corporation or its shareholders” shall include, but not be limited to, any liability to such other corporation, partnership, joint venture, trust or other enterprise, and any liability to the Corporation in its capacity as a security holder, joint venturer, partner, beneficiary, creditor or investor of or in any such other corporation, partnership, joint venture, trust or other enterprise. Any repeal or modification of the foregoing provisions of this Article XV by the shareholders of the Corporation shall not adversely affect any right or protection of a director of this Corporation existing at the time of such repeal or modification.

ARTICLE XVI

In the event that the Business Combination Chapter (Chapter 7A of the Act) and or the Control Share Acquisitions Chapter (Chapter 7B of the Act) is or are repealed in their entirety and no Michigan statute governing the subject matter of the Business Combination Chapter and/or the Control Share Acquisitions Chapter, as the case may be, is enacted effective the date of the repeal thereof, every Business Combination or Control Share Acquisition with respect to the Corporation shall continue to be governed by and subject to that version of the Business Combination Chapter, or the Control Share Acquisitions Chapter, as the case may be, or similar statutory provision, then in effect on the date of its repeal.

ARTICLE XVII

The Corporation shall indemnify each of the directors and officers of the Corporation, and may indemnify any other individual, to the fullest extent permitted by Sections 561 and 562 of the Act and as otherwise permitted by law, and shall promptly make or cause to be made any determination required by Section 564a of the Act. The Corporation shall pay and reimburse each of the directors and officers of the corporation, and may pay and reimburse any other individual, to the fullest extent permitted by Section 564b of the Act and as otherwise permitted by law, and the Corporation shall promptly make or cause to be made any determination required by Section 564b.